Exhibit 3.1

« SPOTIFY TECHNOLOGY S.A. »

société anonyme

L-1610 Luxembourg, 42-44, Avenue de la Gare

R.C.S. Luxembourg, section B numéro 123 052

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STATUTS COORDONNES à la date du 14 Mars 2018

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CHAPTER I. FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1.- Form, Name

The company is formed as a “société anonyme”, governed by the laws of the Grand Duchy of Luxembourg, especially the law of August 10th, 1915 on commercial companies (the “Law”), as amended, and by the present articles of association (the “Articles of Association”) (the “Company”).

The Company exists under the name of “SPOTIFY TECHNOLOGY S.A.”.

Article 2.- Registered Office

2.1. The registered office of the Company is established in the City of Luxembourg.

2.2. The registered office may be transferred to any other place within the City of Luxembourg or to any other municipality in the Grand Duchy of Luxembourg by a resolution of the Board of Directors. Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the Board of Directors. Subsequently, the Board of Directors is authorized to amend the Articles of Association to reflect the change of municipality of the registered office of the Company and to record it in front of a notary.

2.3. In the event that in the view of the Board of Directors extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg.

Article 3.- Object

3.1. The object of the Company is the acquisition and holding of direct or indirect interests in Luxembourg and/or in foreign undertakings, as well as the administration, development and management of its holdings.

3.2. The Company may provide any financial assistance to subsidiaries, affiliated companies or other companies forming part of the group of which the Company belongs, such as, among others, the providing of loans and the granting of guarantees or securities in any kind or form.

3.3. The Company may also use its funds to invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

3.4. The Company may borrow in any kind or form and privately issue bonds or notes.

3.5. In a general fashion the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purposes.

Article 4.- Duration

The Company is established for an unlimited duration. It may be dissolved by a decision of the sole shareholder or by a general meeting of shareholders voting with the quorum and majority rules provided by law and the present Articles of Association.

CHAPTER II. CAPITAL, SHARES

Article 5.- Capital

5.1. The corporate subscribed share capital is set at one hundred fourteen thousand seven hundred twenty-nine point nine hundred twenty-five Euro (114,729.925 EUR) divided into one hundred eighty-three million five hundred sixty-seven thousand eight hundred eighty (183,567,880) ordinary shares having a nominal value of zero point zero zero zero six hundred twenty-five Euro (0.000625 EUR) each.

5.2. The Company’s authorized share capital is fixed at one hundred thirty-seven thousand one hundred sixty-five point four hundred Euro
(137,165.400 EUR) divided into two hundred nineteen million four hundred sixty-four thousand six hundred forty (219,464,640) ordinary shares with a nominal value of zero point zero zero zero six hundred twenty-five Euro (0.000625 EUR) each.

5.3. The Board of Directors is authorized to sub-delegate to one of the Company’s Directors or officer of the Company or to any other duly authorized person, during a period ending five (5) years after the date of publication of the minutes of the extraordinary general meeting of shareholders held on 14 March 2018, in the RESA, Recueil Electronique des Sociétés et Associations, (i) to realise any increase of the corporate capital within the limits of the authorized capital in one or several successive tranches, by the issue of new ordinary shares, with or without share premium, in consideration for a payment in cash or in kind (a) following the exercise of subscription rights and/or (b) following the exercise of conversion rights granted by the Board of Directors under the terms of warrants (which may be separate or attached to ordinary shares, notes or similar instruments), convertible notes or similar instruments issued from time to time by the Company, (c) by conversion of claims or (d) in any other manner; (ii) to determine the place and date of the issue, the issue price, the terms and conditions of the subscription and the payment of the newly issued ordinary shares; and (iii) to withdraw or restrict the preferential subscription right of the shareholders.

5.4. The ordinary shares may be issued above, at, or below market value, but in any event not below the nominal value or below the accounting par value per ordinary share.

Article 6.- Shares

6.1. The ordinary shares are and shall remain in registered form only.

6.2. No fractional ordinary share shall be issued or exist at any time. The Board of Directors shall however be authorized to provide at its discretion for the payment in cash in lieu of any fraction of an ordinary share of the Company.

6.3. Ordinary shares may be held in trust by one or several shareholders.

6.4. A register of shareholders will be kept by the Company at its registered office, where it will be available for inspection by any shareholder. This register will contain the precise designation of each shareholder and the indication of the number of ordinary shares held, the indication of the payments made on the ordinary shares as well as the transfers of ordinary shares and the dates thereof. Ownership of ordinary shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 6.5, in such separate register(s). Without prejudice to the conditions for transfer by book entries provided for in Article 6.7 of these Articles of Association, a transfer of ordinary shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorized representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

6.5. The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the ordinary shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their ordinary shares to another register so maintained. The Board of Directors may however impose transfer restrictions for ordinary shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register kept at the Company’s registered office may always be requested.

6.6. Subject to the provisions of these Article 6.7 and Article 6.9, the Company may consider the person in whose name the ordinary shares are registered in the register of shareholders as the full owner of such shares. In the event that a holder of ordinary shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

6.7. The ordinary shares may be held by a holder (the “Holder”) through a securities settlement system or a Depositary (as this term is defined below). The Holder of ordinary shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the ordinary shares directly. The ordinary shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, ordinary shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

6.8. In connection with a general meeting of shareholders, the Board of Directors may decide that no entry shall be made in the register of shareholders and no notice of a transfer shall be recognized by the Company and the registrar(s) during the period starting on the Record Date (as hereinafter defined) and ending on the closing of such general meeting.

6.9. All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with Article 6.6 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to Article 6.7.

6.10. Where ordinary shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company – subject to having received from the Depositary a certificate in proper form – will permit the Depositary of such book-entry interests to exercise the rights attaching to the ordinary shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the ordinary shares corresponding to the book-entry interests for purposes of this Article 6 of the present Articles of Association. The Board of Directors may determine the formal requirements with which such certificates must comply.

Article 7.- Increase and Reduction of Capital

7.1. The authorized capital and the subscribed capital of the Company may be increased or reduced in one or several times by a resolution of the shareholders voting with the quorum and majority rules set by these Articles of Association or, as the case may be, by the law for any amendment of these Articles of Association.

7.2. The subscribed capital of the Company may also be increased in one or several times by a resolution of the Board of Directors within the limits of the authorized capital.

7.3. The new ordinary shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the preferred subscription right shall be exercised. This period may not be less than fourteen days from the date of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the subscription period.

7.4. Notwithstanding the above, the general meeting, voting with the quorum and majority rules required for any amendment of the Articles of Association, may suppress, waive or limit the preferential subscription right or authorize the Board of Directors to do so, to the extent that the Board of Directors deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of the authorized share capital.

7.5. If after the end of the subscription period not all of the preferential subscription rights offered to the existing shareholder(s) have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the Board of Directors decides that the preferential subscription rights shall be offered to the existing shareholders who have already exercised their rights during the subscription period, in proportion to the portion their ordinary shares represent in the share capital; the modalities for the subscription are determined by the Board of Directors. The Board of Directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the shareholder(s) of the Company.

Article 8.- Acquisition of own shares

The Company may acquire or repurchase its own ordinary shares. The acquisition and holding of its own ordinary shares will be in compliance with the conditions and limits established by the law.

Article 9.- Beneficiary Certificates

9.1. The Company may issue, from time to time, beneficiary certificates (“parts bénéficiaires”) having the rights set forth in these Articles of Association (the “Beneficiary Certificates”). The Board of Directors is hereby authorized to issue up to one billion four hundred million (1,400,000,000) Beneficiary Certificates without reserving to the existing shareholders a pre-emptive right to subscribe for the Beneficiary Certificates issued. The Beneficiary Certificates may only be issued to shareholders of the Company. The Board of Directors shall determine, in its absolute discretion, to which shareholders such Beneficiary Certificates shall be issued. At the time of their issuance, the Board of Directors shall link the Beneficiary Certificates to one or more ordinary shares of the Company held by the shareholder(s) to whom they are being issued based on a specific ratio applicable to such shareholder as determined by the Board of Directors at time of issuance, with such ratio to be between 1:1 and 20:1 of Beneficiary Certificates to ordinary shares.

9.2. There are currently three hundred seventy-nine million two hundred one thousand two hundred (379,201,200) issued Beneficiary Certificates.

9.3. In the event that the Board of Directors proceeds to an issue of Beneficiary Certificates in accordance with the provisions of this Article 9, it shall take, or cause to be taken, all steps necessary to amend the Articles of Association to reflect such issuance.

9.4. The Beneficiary Certificates shall be issued in registered form only and the ownership of each Beneficiary Certificate shall be established by an entry in a register of Beneficiary Certificates (the “BC Register”). The BC Register shall constitute evidence of ownership of the Beneficiary Certificates and the person whose name appears in the BC Register as a holder shall be treated as the owner of the Beneficiary Certificates registered in his name.

9.5. The BC Register may be maintained by the Company at its registered office or may be entrusted by the Company to a transfer agent. The BC Register shall contain the identity of the holders, the number of Beneficiary Certificates held by each of them as well as their address and the date of entry. In case of transfer, redemption or cancellation in accordance with the provisions of these Articles of Association, appropriate entries shall be made.

The Company shall recognize only one single owner per Beneficiary Certificate. If one or more Beneficiary Certificates are jointly owned, or if fractions of a Beneficiary Certificate are held by several holders or if the ownership of such Beneficiary Certificate(s) is disputed, all persons claiming a right to such Beneficiary Certificate(s), or holding a fraction of a Beneficiary Certificate respectively, have to appoint one single attorney to represent such Beneficiary Certificate(s) towards the Company. The failure to appoint such attorney implies a suspension of the voting right(s) attached to such Beneficiary Certificate(s).

9.6. The Beneficiary Certificates shall not carry any right to participate in any dividend, share premium repayment or any other kind of distributions, including the distribution of any liquidation proceeds, made by the Company.

9.7. Each Beneficiary Certificate shall carry one (1) vote at any general meeting of the Company and each Beneficiary Certificate will be taken into consideration for the calculation of quorum and majority required for any such general meeting of the Company.

9.8. The Beneficiary Certificates may not be transferred and shall automatically be cancelled in case of sale or transfer of the share(s) to which they are linked, provided that exceptions to transfers of Beneficiary Certificates or to their cancellation upon sale or transfer of the respective underlying ordinary shares to which they are linked may be made by the Board of Directors on a case-by-case basis and in its absolute discretion, at which time the Board may also recalculate the ratio and, if applicable, re-allocate any such non-cancelled Beneficiary Certificates to the remaining applicable ordinary shares (which are already linked to other Beneficiary Certificates) on a pro rata basis. In case of any permitted recalculation of ordinary shares as a result of a share split, bonus issue of ordinary shares, subdivision or split of shares or a combination of shares through a reverse split or similar actions, the Beneficiary Certificates shall be treated in the same manner as the ordinary shares to which they are linked.

9.9. In the same manner, all the Beneficiary Certificates shall automatically be cancelled in case the number of ordinary shares held by Rosello Company Limited and D.G.E Investments Ltd, including their respective successors, in the aggregate, falls under seven million five hundred sixty-four thousand six hundred (7,564,600) ordinary shares.

9.10. Any amendment to the rights of the holders of Beneficiary Certificates set out in the Articles of Association shall require a decision of the general meeting of shareholders adopted with the quorum and majority required for an amendment to the Articles of Association. In addition, the same quorum and majority shall also be reached in a meeting of the holders of Beneficiary Certificates as if the same were voting as a separate class.

CHAPTER III. BOARD OF DIRECTORS, STATUTORY AUDITORS

Article 10.- Board of Directors

10.1. The Company will be managed and administered by a board of directors (the “Board of Directors”) composed of class A directors (the “A Directors”) and B Directors (the “B Directors”) who need not be shareholders (the “Directors”). The Board of Directors shall always be composed of at least three (3) Directors.

10.2. The Directors will be elected by the shareholders’ meeting which will determine the duration of their mandate, and they will hold office until their successors are elected. They may be re-elected for successive terms and they may be removed at any time, with or without cause, by a resolution of the shareholders’ meeting.

Article 11.- Vacancy in the office of the Board of Directors

In the event of a vacancy in the office of a member of the Board of Directors because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the Board of Directors by the remaining members of the Board of Directors until the next general meetings of the shareholders of the Company which shall resolve on the permanent appointment in compliance with the applicable legal provisions and present Articles of Association.

Article 12.- Meetings of the Board of Directors

12.1. The Board of Directors may appoint from among its members a chairman (the “Chairman”). It may also appoint a secretary, who need not be a Director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of the shareholders.

12.2. The Board of Directors will meet upon call by the Chairman. A meeting of the Board of Directors must be convened if any of two Directors so require.

12.3. The Chairman will preside at all meetings of the Board of Directors and of the shareholders (if required), except that in his absence the Board of Directors may appoint another Director and the general meeting of shareholders may appoint any other person as chairman pro tempore by vote of the majority present or represented at such meeting.

12.4. Except in cases of urgency or with the prior consent of all those entitled to attend, at least twenty-four hours’ written notice of board meetings shall be given in writing, by fax, by mail, by e-mail or by any other mean of written communication. Any such notice shall specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by the consent in writing, by fax, by mail or by e-mail of each Director. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Board of Directors.

12.5. Every Board meeting shall be held in Luxembourg or such other place as the Board of Directors may from time to time determine.

12.6. Any Director may act at any meeting of the Board of Directors by appointing in writing, by fax, by email or by mail another Director as his proxy.

12.7. A quorum of the Board of Directors shall be one (1) A Director and one (1) B Director present at the meeting or, in the event that no category A or category B director have been appointed, three (3) Directors holding office.

12.8. All business arising at any meeting of the Board of Directors shall be determined by resolution passed by a majority of votes cast. In the case of an equality of votes, the Chairman shall have the right to cast the deciding vote (the “Casting Vote”). The Casting Vote shall be personal to the Chairman and will not transfer to any other Director acting as a chairman of a meeting of the Board of Directors in the Chairman’s absence.

12.9. One or more Directors may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting.

12.10. A written decision, signed by all the Directors, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors.

Article 13.- Minutes of Meetings of the Board of Directors

13.1. The minutes of any meeting of the Board of Directors will be signed by the Chairman of the meeting and by the secretary (if any). Any proxies will remain attached thereto.

13.2. Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the Chairman and by the secretary (if any) or by any two members of the Board of Directors.

Article 14.- Powers of the Board of Directors

The Board of Directors is vested with the broadest powers (except for those powers which are expressly reserved by law to the sole shareholder or the general meeting of shareholders) to perform all acts necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by law or by the Articles of Association to the sole shareholder or the general meeting of shareholders are in the competence of the Board of Directors.

Article 15.- Delegation of Powers

According to article 441-10 of the Law, the daily management of the Company as well as the representation of the Company in relation with this management may be delegated to one or more Directors (the “Managing Director(s)”), officers, managers or other agents, associate or not, acting alone or jointly. Their nomination, revocation and powers shall be settled by a resolution of the Board of Directors. The delegation to a member of the Board of Directors shall entail the obligation for the Board of Directors to report each year to the ordinary general meeting on the salary, fees and any advantages granted to the delegate. The Company may also grant special powers by authentic proxy or power of attorney by private instrument.

Article 16.- Conflict of Interests

16.1. Save as otherwise provided by the Law, any member of the Board of Directors who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the Board of Directors, must inform the Board of Directors of such conflict of interest and must have his declaration recorded in the minutes of the meeting of the Board of Directors. The relevant member of the Board of Directors may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders of the Company prior to such meeting taking any resolution on any other item.

16.2. Where, by reason of conflicting interests, the number of members of the Board of Directors required in order to validly deliberate is not met, the Board of Directors may decide to submit the decision on this specific item to the general meeting of shareholders.

16.3. The conflict of interest rules shall not apply where the decision of the Board of Directors relates to day-to-day transactions entered into under normal conditions.

16.4. The daily manager(s) of the Company, if any, are subject to articles 16.1 to 16.3 of these Articles of Association provided that if only one daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the Board of Directors.

Article 17.- Committees of the board of directors

The Board of Directors may establish one or more committees, including without limitation, an audit committee and a remuneration committee, and for which it shall, if one or more of such committees are set up, appoint the members who may be but do not need to be members of the Board of Directors (subject always, if the ordinary shares of the Company are listed on a foreign stock exchange, to the requirements of such foreign stock exchange applicable to the Company and/or of such regulatory authority competent in relation to such listing), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

Article 18.- Indemnification

18.1. The members of the Board of Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in Article 18.2 and mandatory provisions of law, every person who is, or has been, a member of the Board of Directors or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

18.2. No indemnification shall be provided to any director, officer or shareholder (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

18.3. The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

Article 19.- Representation of the Company

The Company will be bound towards third parties by the joint signature of any A Director and any B Director or by the sole signature of the person to whom the daily management of the Company has been delegated, within such daily management or by the joint signatures or sole signature of any persons to whom such signatory power has been delegated by the Board of Directors, but only within the limits of such power.

Article 20.- Statutory Auditors

20.1. The transactions of the Company shall be supervised by one or several statutory auditors (commissaires). The general meeting of shareholders shall appoint the statutory auditor(s) and shall determine their term of office, which may not exceed six (6) years.

20.2. A statutory auditor may be removed at any time, without notice and with or without cause by the general meeting of shareholders.

20.3. The statutory auditor(s) have an unlimited right of permanent supervision and control of all transactions of the Company.

20.4. If the general meeting of shareholders of the Company appoints one or more independent auditors (réviseurs d’entreprises agréés) in accordance with Article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.

20.5. An independent auditor may only be removed by the general meeting of shareholders for cause or with his approval.

CHAPTER IV. MEETING OF SHAREHOLDERS

Article 21.- Powers of the Meeting of Shareholders

The general meeting of shareholders and holders of Beneficiary Certificates shall represent all the shareholders and all the holders of Beneficiary Certificates of the Company (the “General Meeting”). It has the powers conferred upon it by law.

Article 22.- Annual General Meeting

The annual General Meeting shall be held within six (6) months of the end of each financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other General Meetings may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend General Meetings.

Article 23.- Other General Meetings

23.1. The Board of Directors may convene other General Meetings. Such meetings must be convened if shareholders representing at least ten percent (10%) of the Company’s capital so require.

23.2. General Meetings, including the annual General Meeting, may be held abroad if, in judgment of the Board of Directors, which is final, circumstances of force majeure so require.

23.3. General Meetings shall be convened in accordance with the provisions of the law and if the ordinary shares of the Company are listed on a foreign stock exchange, in accordance with the requirements of such foreign stock exchange applicable to the Company.

23.4. If the ordinary shares of the Company are listed on a foreign stock exchange, all shareholders recorded in any register of shareholders of the Company, the Holder or the Depositary as case may be, and the holders of Beneficiary Certificates, are entitled to be admitted to the General Meeting; provided, however, that the Board of Directors may determine a date and time preceding the General Meeting as the record date for admission to the general meeting of shareholders (the “Record Date”), which may not be less than five (5) days before the date of such meeting.

23.5. Any shareholder of the Company, Holder or Depositary, as the case may be, and any holder of Beneficiary Certificates may attend the General Meeting by appointing another person as his or her proxy, the appointment of which shall be in writing, in a manner to be determined by the Board of Directors in the convening notice. In case of ordinary shares held through the operator of a securities settlement system or with a Depositary designated by such Depositary, a holder of ordinary shares wishing to attend a General Meeting should receive from such operator or Depositary a certificate certifying the number of ordinary shares recorded in the relevant account on the Record Date and that such ordinary shares are blocked until the closing of the General Meeting to which it relates. The certificate should be submitted to the Company no later than three (3) business days prior to the date of such general meeting. If the shareholder or holder of Beneficiary Certificates votes by means of a proxy, the proxy shall be deposited at the registered office of the Company or with any agent of the Company, duly authorized to receive such proxies, at the same time. The Board of Directors may set a shorter period for the submission of the certificate or the proxy.

Article 24.- Procedure, Vote

24.1. Shareholders and holders of Beneficiary Certificates will meet upon call by the Board of Directors or the auditor(s) made in compliance with Luxembourg law. The notice sent to the shareholders and to the holders of Beneficiary Certificates in accordance with the law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.

24.2. If all the shareholders and holders of Beneficiary Certificates are present or represented at a General Meeting and if they state that they have been informed of the agenda of the meeting, the General Meeting may be held without prior notice.

24.3. Shareholders and holders of Beneficiary Certificates may act at any General Meeting by appointing in writing, by fax, mail, email or by any other mean of written communication, as his proxy another person who need not be a shareholder nor a holder of Beneficiary Certificates.

24.4. Each shareholder and each holder of Beneficiary Certificates may vote at a General Meeting through a signed voting form sent by mail or facsimile or by any other means of communication authorized by the Board of Directors and delivered to the Company’s registered office or to the address specified in the convening notice. The shareholders and holders of Beneficiary Certificates may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the resolution of the General Meeting, as well as for each proposal three boxes allowing the shareholder and holder of Beneficiary Certificates to vote in favor of or against the proposed resolution or to abstain from voting thereon by ticking the appropriate boxes. The Company will only take into account voting forms received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.

24.5. The Board of Directors may determine all other conditions that must be fulfilled in order to take part in General Meeting.

24.6. Except as otherwise required by law or by the present Articles of Association, resolutions will be taken by a simple majority of votes irrespective of the number of shareholders and holders of Beneficiary Certificates present or represented at the General Meeting.

24.7. One vote is attached to each outstanding ordinary share. Each Beneficiary Certificate entitles its holder to one vote.

24.8. Copies of extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise will be signed by any two members of the Board of Directors or by the Chairman of the Board of Directors.

CHAPTER V. FINANCIAL YEAR, DISTRIBUTION OF PROFITS

Article 25.- Financial Year

The Company’s financial year begins on the first day of January and ends on the last day of December in every year. The Board of Directors shall prepare annual accounts in accordance with the requirements of Luxembourg law and accounting practice.

Article 26.- Appropriation of Profits

26.1. From the annual net profits of the Company, five per cent (5%) shall be allocated to the reserve required by law. That allocation will cease to be required as soon and as long as such reserve amounts to ten per cent (10%) of the subscribed capital of the Company.

26.2. The General Meeting shall determine how the remainder of the annual net profits will be disposed of. It may decide to allocate the whole or part of the remainder to a reserve or to a provision reserve, to carry it forward to the next following financial year or to distribute it to the shareholders as dividend.

26.3. Subject to the conditions fixed by law, the Board of Directors may pay out an advance payment on dividends. The Board of Directors fixes the amount and the date of payment of any such advance payment.

CHAPTER VI. DISSOLUTION, LIQUIDATION

Article 27.- Dissolution, Liquidation

27.1. The Company may be dissolved by a decision of the General Meeting voting with the same quorum and majority as for the amendment of these Articles of Association, unless otherwise provided by law.

27.2. Should the Company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the General Meeting, which will determine their powers and their compensation.

27.3. After payment of all the debts of and charges against the Company and of the expenses of liquidation, the net assets shall be distributed equally to the holders of the ordinary shares pro rata to the number of the ordinary shares held by them.

CHAPTER VII. AMENDMENT OF THE

ARTICLES OF ASSOCIATION

Article 28.- Amendments of the Articles of Association

These Articles of Association may be amended by a resolution of the General Meeting adopted under a quorum of fifty per cent (50%) of the share capital of the Company and a majority of two thirds of the votes of the shareholders and holders of Beneficiary Certificates of the Company, provided that the agenda of the General Meeting indicates the proposed amendments and that a copy of the coordinated articles of association is made available at the registered office of the Company at least eight (8) days prior to the general meeting of shareholders and holders of Beneficiary Certificates.

Article 29.- Change of nationality

The shareholders may change the nationality of the Company by a resolution of the General Meeting adopted in the manner required for an amendment of these Articles of Association.

CHAPTER VIII. APPLICABLE LAW

Article 30.- Applicable Law

All matters not governed by these Articles of Association shall be determined in accordance with the Law. Where any matter contained in these Articles of Association conflicts with the provisions of a shareholders’ agreement as may be concluded from time to time by the shareholders of the Company, the terms of such shareholders’ agreement shall prevail inter partes and to the extent permitted by Luxembourg law.